EXHIBIT 12(b)



                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERENCE STOCK DIVIDENDS

                              Nine Months
                                 Ended                  Years Ended
                             September 30,              December 31,
                            ---------------   ------------------------------------------
                              2002    2001     2001     2000     1999     1998     1997
                              ----    ----     ----     ----     ----     ----     ----
                                            (dollars in millions)
Income from continuing
   operations                  $716    $346     $601   $4,452   $5,576   $3,049   $6,483
Income taxes                    137     588      768    2,393    3,118    1,636    1,025
Losses (earnings) of
  nonconsolidated associates   (196)    205      131      332      325      239      105
Minority interests               73       5       18      (13)      28       20      (44)
Amortization of capitalized
   interest                      55      55       73       69       66       68       56
Distributed income of equity
   investees                     53      23       34       31       22       78       51
                              -----   -----   ------   ------   ------   ------   ------
Income from continuing
  operations before income
  taxes, undistributed
  income of associates, and
  capitalized interest          838   1,222    1,625    7,264    9,135    5,090    7,676
                              -----   -----   ------   ------   ------   ------   ------
Fixed charges included in
  income from continuing
  operations Interest and
  related charges on debt     6,306   6,573    8,770    9,475    7,642    6,441    5,742
Portion of rentals deemed
  to be interest                236     249      330      341      284      251      264
                              -----   -----   ------   ------   ------   ------   ------
  Total fixed charges
     included in income
     from continuing
     operations               6,542   6,822    9,100    9,816    7,926    6,692    6,006
                              -----   -----   ------   ------   ------   ------   ------
Earnings available for
   fixed charges             $7,380  $8,044  $10,725  $17,080  $17,061  $11,782  $13,682
                              =====   =====   ======   ======   ======   ======   ======
Fixed charges
Fixed charges included in
  income from continuing
  operations                 $6,542  $6,822   $9,100   $9,816   $7,926   $6,692   $6,006
Interest capitalized in the
   period                       156     115      171      137       95      110      126
                              -----   -----   ------   ------   ------   ------   ------
  Total fixed charges        $6,698  $6,937   $9,271   $9,953   $8,021   $6,802   $6,132

Dividends on preference
   stocks                        58     156      200      165      122       94      113
                              -----   -----   ------   ------   ------   ------   ------
  Total fixed charges and
     dividends on
     preference stocks       $6,756  $7,093   $9,471  $10,118   $8,143   $6,896   $6,245
                              =====   =====    =====   ======    =====    =====    =====

Ratio of earnings to fixed
  charges and dividends on
  preference stocks            1.09    1.13     1.13     1.69     2.10     1.71     2.19
                               ====    ====     ====     ====     ====     ====     ====
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